Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2026 First Quarter Results

BATON ROUGE, LA / ACCESS Newswire / April 20, 2026 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended March 31, 2026. Investar reported net income available to common shareholders of $11.5 million, or $0.77 per diluted common share, for the first quarter of 2026, compared to net income available to common shareholders of $5.4 million, or $0.51 per diluted common share, for the quarter ended December 31, 2025, and net income available to common shareholders of $6.3 million, or $0.63 per diluted common share, for the quarter ended March 31, 2025.

On a non-GAAP basis, core earnings per diluted common share for the first quarter of 2026 were $0.87 compared to $0.58 for the fourth quarter of 2025, and $0.65 for the first quarter of 2025. Core earnings available to common shareholders excludes certain items including, but not limited to, gain on call or sale of investment securities, net; loss on sale or disposition of fixed assets, net; loss on sale of other real estate owned, net; change in the fair value of equity securities; change in the net asset value of other investments; severance; and acquisition expense (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar’s President and Chief Executive Officer John D’Angelo commented:

“I am extremely pleased with our first quarter results, which reflect both the significant impact of our transformational acquisition of Wichita Falls Bancshares, Inc. and our simultaneous continued execution of our strategy of consistent, quality earnings through the optimization of our balance sheet. Both of these are due to the hard work of our dedicated employees. Our net interest margin improved substantially to 3.59%, a 39 basis point increase from previous quarter, and we had significant improvements in our diluted earnings per share, return on average assets and efficiency ratio.

We were able to grow the yield on interest-earning assets while simultaneously reducing our funding costs. Our decision over the past year to keep duration short on our liabilities provided us with the flexibility to secure lower cost funding that was accretive to our net interest margin by allowing higher cost brokered time deposits to run off and replacing them with lower cost, non-maturing deposits. Additionally, variable rate loans comprised 49% of our loan portfolio at quarter end.

As always, we remain focused on shareholder value and returning capital to shareholders. We repurchased 53,420 shares of our common stock during the first quarter at an average price of $28.63.”

First Quarter Highlights

•	On January 1, 2026, Investar closed its acquisition of Wichita Falls Bancshares, Inc. (“WFB”), headquartered in Wichita Falls, Texas, and its wholly-owned subsidiary, First National Bank. On the date of the acquisition, WFB had $1.2 billion in total assets, including $1.0 billion in gross loans, and $1.0 billion in deposits. In the aggregate, WFB’s shareholders received merger consideration consisting of $7.2 million in cash and 3,955,272 shares of Investar’s common stock for an aggregate transaction value of $112.9 million.

•	Net interest margin improved 39 basis points to 3.59% for the quarter ended March 31, 2026 compared to 3.20% for the quarter ended December 31, 2025. Exclusive of the interest income accretion from the acquisition of loans and interest recoveries, adjusted net interest margin improved eight basis points to 3.28% for the quarter ended March 31, 2026 compared to 3.20% for the quarter ended December 31, 2025.

•	Diluted earnings per common share were $0.77 for the quarter ended March 31, 2026 compared to $0.51 for the quarter ended December 31, 2025. Core diluted earnings per common share were $0.87 for the quarter ended March 31, 2026 compared to $0.58 for the quarter ended December 31, 2025.

•	Return on average assets increased to 1.25% for the quarter ended March 31, 2026 compared to 0.83% for the quarter ended December 31, 2025. Core return on average assets improved to 1.41% for the quarter ended March 31, 2026 compared to 0.93% for the quarter ended December 31, 2025.

•	Efficiency ratio improved to 64.08% for the quarter ended March 31, 2026 compared to 69.34% for the quarter ended December 31, 2025. Core efficiency ratio improved to 58.46% for the quarter ended March 31, 2026 compared to 66.13% for the quarter ended December 31, 2025.

•	The yield on the loan portfolio increased to 6.28% for the quarter ended March 31, 2026 compared to 5.99% for the quarter ended December 31, 2025.

•	The overall cost of funds for the quarter ended March 31, 2026 decreased four basis points to 2.94% compared to 2.98% for the quarter ended December 31, 2025. The cost of deposits decreased six basis points to 2.85% for the quarter ended March 31, 2026 compared to 2.91% for the quarter ended December 31, 2025.

•	Total loans increased by $891.8 million, or 41.0%, to $3.07 billion at March 31, 2026 compared to $2.18 billion at December 31, 2025.

•	Variable-rate loans as a percentage of total loans was 49% at March 31, 2026 compared to 38% at December 31, 2025.

•	Book value per common share increased to $27.97 at March 31, 2026, or 1.2%, compared to $27.63 at December 31, 2025. Tangible book value per common share decreased to $22.72 at March 31, 2026, or 3.0%, compared to $23.42 at December 31, 2025, which represents minimal dilution related to our acquisition of WFB.

•	Total deposits increased by $882.6 million, or 37.6%, to $3.23 billion at March 31, 2026 compared to $2.35 billion at December 31, 2025.

•	Investar repurchased 53,420 shares of its common stock through its stock repurchase program at an average price of $28.63 per share during the quarter ended March 31, 2026, leaving 327,976 shares authorized for repurchase under the program at March 31, 2026.

Loans

Total loans were $3.07 billion at March 31, 2026, an increase of $891.8 million, or 41.0%, compared to December 31, 2025, and an increase of $961.2 million, or 45.6%, compared to March 31, 2025. We experienced growth in each loan category primarily as a result of the acquisition of WFB.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	3/31/2026	12/31/2025	3/31/2025	$	%	$	%	3/31/2026	3/31/2025
Mortgage loans on real estate
Construction and development	$318,868	$147,980	$149,275	$170,888	115.5%	$169,593	113.6%	10.4%	7.1%
1-4 Family	920,480	376,238	394,735	544,242	144.7	525,745	133.2	30.0	18.7
Multifamily	135,081	130,005	103,248	5,076	3.9	31,833	30.8	4.4	4.9
Farmland	7,803	4,788	6,718	3,015	63.0	1,085	16.2	0.3	0.3
Commercial real estate
Owner-occupied	505,882	460,126	449,963	45,756	9.9	55,919	12.4	16.5	21.4
Nonowner-occupied	504,784	452,142	481,905	52,642	11.6	22,879	4.7	16.4	22.9
Commercial and industrial	661,803	595,263	510,765	66,540	11.2	151,038	29.6	21.6	24.2
Consumer	13,115	9,431	10,022	3,684	39.1	3,093	30.9	0.4	0.5
Total loans	$3,067,816	$2,175,973	$2,106,631	$891,843	41.0%	$961,185	45.6%	100%	100%

At March 31, 2026, the Bank’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $1.17 billion, an increase of $112.3 million, or 10.6%, compared to $1.06 billion at December 31, 2025, and an increase of $207.0 million, or 21.5%, compared to $960.7 million at March 31, 2025. The increase in the business lending portfolio compared to December 31, 2025 was primarily driven by the acquisition of WFB, partially offset by loan amortization. The increase in the business lending portfolio compared to March 31, 2025 was primarily driven by the acquisition of WFB and increased commercial and industrial loan production.

Nonowner-occupied loans totaled $504.8 million at March 31, 2026, an increase of $52.6 million, or 11.6%, compared to $452.1 million at December 31, 2025, and an increase of $22.9 million, or 4.7%, compared to $481.9 million at March 31, 2025. The increase in nonowner-occupied loans compared to December 31, 2025 and March 31, 2025 was primarily due to the acquisition of WFB, partially offset by loan amortization and payoffs that aligned with our continued strategy to optimize and de-risk the mix of the portfolio.

Construction and development loans totaled $318.9 million at March 31, 2026, an increase of $170.9 million, or 115.5%, compared to $148.0 million at December 31, 2025, and an increase of $169.6 million, or 113.6%, compared to $149.3 million at March 31, 2025. The increase in construction and development loans compared to December 31, 2025 and March 31, 2025 was primarily due to the acquisition of WFB.

Credit Quality

Nonperforming loans were $20.3 million, or 0.66% of total loans, at March 31, 2026, an increase of $11.0 million compared to $9.3 million, or 0.43% of total loans, at December 31, 2025, and an increase of $14.7 million compared to $5.6 million, or 0.27% of total loans, at March 31, 2025. The increase in nonperforming loans compared to December 31, 2025 was primarily attributable to one primarily owner-occupied commercial real estate relationship totaling $6.6 million and nonperforming loans acquired from WFB totaling $3.2 million.

The allowance for credit losses was $36.0 million, or 177.0% and 1.17% of nonperforming and total loans, respectively, at March 31, 2026, compared to $26.3 million, or 284.5% and 1.21% of nonperforming and total loans, respectively, at December 31, 2025, and $26.4 million, or 473.3% and 1.25% of nonperforming and total loans, respectively, at March 31, 2025. On January 1, 2026, Investar recorded an $11.7 million allowance for credit losses due to the acquisition of WFB.

Investar recorded a reversal of credit losses of $2.1 million, $0.1 million and $3.6 million, respectively, for each of the quarters ended March 31, 2026, December 31, 2025 and March 31, 2025. The reversal of credit losses in the quarter ended March 31, 2026 was primarily due to a decrease in total loans during the quarter, changes in the economic forecast and the completion of our annual current expected credit loss allowance model recalibration. The reversal of credit losses in the quarter ended December 31, 2025 was primarily attributable to changes in the economic forecast and loan mix. The reversal of credit losses for the quarter ended March 31, 2025 was primarily due to net recoveries of $3.4 million, primarily due to a $3.3 million property insurance settlement related to a loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida.

Deposits

Total deposits at March 31, 2026 were $3.23 billion, an increase of $882.6 million, or 37.6%, compared to $2.35 billion at December 31, 2025, and an increase of $885.5 million, or 37.7%, compared to $2.35 billion at March 31, 2025.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	3/31/2026	12/31/2025	3/31/2025	$	%	$	%	3/31/2026	3/31/2025
Noninterest-bearing demand deposits	$640,129	$445,986	$436,735	$194,143	43.5%	$203,394	46.6%	19.8%	18.6%
Interest-bearing demand deposits	938,758	608,807	569,903	329,951	54.2	368,855	64.7	29.0	24.3
Money market deposits	374,842	255,500	240,300	119,342	46.7	134,542	56.0	11.6	10.2
Brokered demand deposits	—	2	—	(2)	(100.0)	—	—	—	—
Savings deposits	164,815	136,124	136,098	28,691	21.1	28,717	21.1	5.1	5.8
Brokered time deposits	101,217	204,069	244,935	(102,852)	(50.4)	(143,718)	(58.7)	3.1	10.4
Time deposits	1,013,052	699,761	719,386	313,291	44.8	293,666	40.8	31.4	30.7
Total deposits	$3,232,813	$2,350,249	$2,347,357	$882,564	37.6%	$885,456	37.7%	100%	100%

The increase in noninterest-bearing demand deposits, interest-bearing demand deposits and money market deposits at March 31, 2026 compared to December 31, 2025 and March 31, 2025 was primarily the result of the acquisition of WFB and organic growth. The increase in time deposits at March 31, 2026 compared to December 31, 2025 and March 31, 2025 was primarily the result of the acquisition of WFB, partially offset by the run-off of higher yielding time deposits. Brokered time deposits were $101.2 million at March 31, 2026 compared to $204.1 million at December 31, 2025 and $244.9 million at March 31, 2025. Investar utilizes brokered time deposits, entirely in denominations of less than $250,000, to secure fixed cost funding and reduce short-term borrowings. At March 31, 2026, the balance of brokered time deposits remained below 10% of total assets, and the remaining weighted-average duration was approximately five months with a weighted-average rate of 3.94%.

Stockholders’ Equity

On July 1, 2025, Investar completed a private placement of 32,500 shares of its newly designated Series A Non-Cumulative Perpetual Convertible Preferred Stock (“Series A Preferred Stock”) with selected institutional and other accredited investors at a price of $1,000 per share, for aggregate gross proceeds of $32.5 million. The net proceeds were $30.4 million, after deducting placement agent fees and other offering related expenses.

Stockholders’ equity was $414.6 million at March 31, 2026, an increase of $113.6 million compared to December 31, 2025, and an increase of $162.9 million compared to March 31, 2025. The increase in stockholders’ equity compared to December 31, 2025 was primarily attributable to the acquisition of WFB, and net income for the quarter, partially offset by an increase in accumulated other comprehensive loss due to a decrease in the fair value of the Bank’s available for sale securities portfolio. The increase in stockholders’ equity compared to March 31, 2025 was primarily attributable to the acquisition of WFB, the issuance of the Series A Preferred Stock, net income for the last twelve months and a decrease in accumulated other comprehensive loss due to an increase in the fair value of the Bank’s available for sale securities portfolio.

Net Interest Income

Net interest income for the first quarter of 2026 totaled $32.7 million, an increase of $11.0 million, or 51.0%, compared to the fourth quarter of 2025, and an increase of $14.3 million, or 78.0%, compared to the first quarter of 2025. Total interest income was $53.2 million, $37.1 million and $34.4 million for the quarters ended March 31, 2026, December 31, 2025 and March 31, 2025, respectively. Total interest expense was $20.5 million, $15.5 million and $16.1 million for the corresponding periods. Included in net interest income for the quarters ended March 31, 2026, December 31, 2025 and March 31, 2025 was $2.8 million, $6,000 and $9,000, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended March 31, 2026, December 31, 2025 and March 31, 2025 were interest recoveries of $7,000, $1,000 and $50,000, respectively.

Investar’s net interest margin was 3.59% for the quarter ended March 31, 2026, compared to 3.20% for the quarter ended December 31, 2025 and 2.87% for the quarter ended March 31, 2025. The increase in net interest margin for the quarter ended March 31, 2026 compared to the quarter ended December 31, 2025 was driven by a 37 basis point increase in the yield on interest-earning assets and a four basis point decrease in the overall cost of funds. The increase in net interest margin for the quarter ended March 31, 2026 compared to the quarter ended March 31, 2025 was driven by a 47 basis point increase in the yield on interest-earning assets and a 28 basis point decrease in the overall cost of funds, primarily brokered time deposits, time deposits and short-term borrowings.

The yield on interest-earning assets was 5.86% for the quarter ended March 31, 2026, compared to 5.49% for the quarter ended December 31, 2025 and 5.39% for the quarter ended March 31, 2025. The increase in the yield on interest-earning assets compared to the quarter ended December 31, 2025 was primarily attributable to a 29 basis point increase in the yield on the loan portfolio. The increase in the yield on interest-earning assets compared to the quarter ended March 31, 2025 was primarily attributable to a 40 basis point increase in the yield on the loan portfolio.

Exclusive of the interest income accretion from the acquisition of loans and interest recoveries, adjusted net interest margin was 3.28% for the quarter ended March 31, 2026, compared to 3.20% for the quarter ended December 31, 2025 and 2.86% for the quarter ended March 31, 2025. The adjusted yield on interest-earning assets was 5.54% for the quarter ended March 31, 2026 compared to 5.49% and 5.38% for the quarters ended December 31, 2025 and March 31, 2025, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits decreased six basis points to 2.85% for the quarter ended March 31, 2026 compared to 2.91% for the quarter ended December 31, 2025 and decreased 30 basis points compared to 3.15% for the quarter ended March 31, 2025. The decrease in the cost of deposits compared to the quarters ended December 31, 2025 and March 31, 2025 resulted primarily from both a lower average balance of, and a decrease in rates paid on, brokered time deposits and a decrease in rates paid on time deposits, partially offset by both a higher average balance of, and an increase in rates paid on, interest-bearing demand deposits, and a higher average balance of time deposits.

The cost of short-term borrowings was flat at 3.01% for the quarter ended March 31, 2026 compared to the quarter ended December 31, 2025 and decreased 55 basis points compared to 3.56% for the quarter ended March 31, 2025. The decrease in the cost of short-term borrowings for the quarter ended March 31, 2026 compared to the quarter ended March 31, 2025 resulted primarily from a lower current rate on short-term Federal Home Loan Bank (“FHLB”) advances. Average long-term debt increased $30.0 million and $39.0 million compared to the quarters ended December 31, 2025 and March 31, 2025, respectively, to $124.5 million at March 31, 2026 primarily due to the long-term debt acquired from WFB and increased utilization of long-term FHLB advances.

The overall cost of funds for the quarter ended March 31, 2026 decreased four basis points to 2.94% compared to 2.98% for the quarter ended December 31, 2025 and decreased 28 basis points compared to 3.22% for the quarter ended March 31, 2025. The decrease in the cost of funds for the quarter ended March 31, 2026 compared to the quarter ended December 31, 2025 resulted primarily from a decrease in the cost of deposits, discussed above, partially offset by a higher average balance of deposits and increases in the average balance and cost of long-term debt. The decrease in the cost of funds for the quarter ended March 31, 2026 compared to the quarter ended March 31, 2025 resulted primarily from a decrease in the cost of deposits partially offset by higher average balances of deposits and long-term debt, discussed above.

Noninterest Income

Noninterest income for the first quarter of 2026 totaled $3.0 million, an increase of $1.1 million, or 61.8%, compared to the fourth quarter of 2025 and an increase of $1.0 million, or 48.2%, compared to the first quarter of 2025.

The increase in noninterest income compared to the quarter ended December 31, 2025 was primarily driven by a $0.2 million increase in interchange fees, a $0.1 million increase in service charges on deposit accounts, and a $0.7 million increase in other operating income. The increase in other operating income was primarily attributable to a $0.4 million increase in change in net asset value of other investments, a $0.1 million increase in distributions from other investments and a $0.1 million increase in wealth management income.

The increase in noninterest income compared to the quarter ended March 31, 2025 was primarily attributable to a $0.2 million increase in interchange fees, a $0.2 million increase in service charges on deposit accounts, a $0.2 million increase in change in fair value of equity securities, and a $0.3 million increase in other operating income. The increase in other operating income was primarily attributable to a $0.1 million increase in distributions from other investments and a $0.1 million increase in wealth management income.

Noninterest Expense

Noninterest expense for the first quarter of 2026 totaled $22.8 million, an increase of $6.6 million, or 40.3%, compared to the fourth quarter of 2025, and an increase of $6.6 million, or 40.7%, compared to the first quarter of 2025.

The increase in noninterest expense for the quarter ended March 31, 2026 compared to the quarter ended December 31, 2025 was primarily driven by a $2.9 million increase in salaries and employee benefits, a $1.3 million increase in acquisition expense, a $0.7 million increase in depreciation and amortization, a $0.4 million increase in data processing, a $0.3 million increase in occupancy, and a $0.7 million increase in other operating expense. The increases were primarily related to the acquisition of WFB on January 1, 2026. The increase in salaries and employee benefits was primarily driven by an increase in employees and $0.3 million of severance recorded during the first quarter of 2026. The increase in other operating expense was primarily attributable to a $0.4 million increase in Federal Deposit Insurance Corporation (“FDIC”) assessments, a $0.1 million increase in telecommunications expense and a $0.1 million increase in software expense.

The increase in noninterest expense for the quarter ended March 31, 2026 compared to the quarter ended March 31, 2025 was primarily driven by a $3.3 million increase in salaries and employee benefits, a $1.6 million increase in acquisition expense, a $0.6 million increase in depreciation and amortization, a $0.3 million increase in occupancy, a $0.3 million increase in data processing and a $0.2 million increase in other operating expense. The increases were primarily related to the acquisition of WFB on January 1, 2026. The increase in other operating expense was primarily attributable to a $0.2 million increase in FDIC assessments.

Taxes

Investar recorded income tax expense of $2.9 million for the quarter ended March 31, 2026, which equates to an effective tax rate of 19.4%, compared to effective tax rates of 18.3% and 18.4% for the quarters ended December 31, 2025 and March 31, 2025, respectively.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.84 and $0.77, respectively, for the quarter ended March 31, 2026, compared to basic and diluted earnings per common share of $0.55 and $0.51, respectively, for the quarter ended December 31, 2025, and basic and diluted earnings per common share of $0.64 and $0.63, respectively, for the quarter ended March 31, 2025.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 36 branch locations serving Louisiana, Texas, and Alabama. At March 31, 2026, the Bank had 431 full-time equivalent employees and total assets of $3.9 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible common equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core earnings available to common shareholders,” “core efficiency ratio,” “core return on average assets,” “core return on average common equity,” “core basic earnings per common share” and “core diluted earnings per common share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding interest recoveries and interest income accretion from the acquisition of loans. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provides a more complete understanding of factors and trends affecting Investar’s business and allows investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance, including the potential impacts of its strategies and the WFB transaction. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate, including heightened uncertainties resulting from recent changing trade and tariff policies that could have an adverse impact on inflation and economic growth at least in the near term;

•	changes in inflation, interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	our ability to successfully execute our strategy focused on consistent, quality earnings through the optimization of our balance sheet, and our ability to successfully execute a long-term growth strategy;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

•	our potential growth, including our entrance or expansion into new markets, and the need for sufficient capital to support that growth;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for credit losses and other estimates;

•	changes in the quality or composition of our loan portfolio, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	changes in the quality and composition of, and changes in unrealized losses in, our investment portfolio, including whether we may have to sell securities before their recovery of amortized cost basis and realize losses;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	risks to holders of our common stock relating to our Series A Preferred Stock, including, but not limited to, dividend preferences to holders of the preferred stock, other conditions with respect to the payment of dividends on our common stock, potential dilution upon conversion of the preferred stock, and liquidation preferences to holders of the preferred stock;

•	increasing costs of complying with new and potential future regulations;

•	new or increasing geopolitical tensions, including resulting from conflicts and wars in the Middle East, Ukraine and Israel and surrounding areas or new areas;

•	the emergence or worsening of widespread public health challenges or pandemics;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	risks associated with our digital transformation process, including increased risks of cyberattacks and other security breaches and challenges associated with addressing the increased prevalence of artificial intelligence;

•	risks of losses resulting from increased fraud attacks against us and others in the financial services industry;

•	potential impairment of our goodwill and other intangible assets;

•	the impact of litigation and other legal proceedings to which we become subject;

•	competitive pressures in the commercial finance, retail banking, mortgage lending and consumer finance industries, as well as the financial resources of, and products offered by, competitors;

•	the impact of changes in laws and regulations applicable to us, including banking, securities and tax laws and regulations and accounting standards, as well as changes in the interpretation of such laws and regulations by our regulators;

•	changes in the scope and costs of FDIC insurance and other coverages;

•	governmental monetary and fiscal policies; and

•	hurricanes, tropical storms, tropical depressions, floods, winter storms, droughts and other adverse weather events, all of which have affected Investar’s market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism; other international or domestic calamities; acts of God; and other matters beyond our control.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Part I Item 1A. “Risk Factors” and in the “Cautionary Note Regarding Forward-Looking Statements” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission.

For further information contact:

Investar Holding Corporation

Corey Moore

Executive Vice President and Deputy Chief Financial Officer

(225) 227-2348

Corey.Moore@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2026	12/31/2025	3/31/2025	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$53,204	$37,128	$34,434	43.3%	54.5%
Total interest expense	20,544	15,497	16,089	32.6	27.7
Net interest income	32,660	21,631	18,345	51.0	78.0
Reversal of credit losses	(2,108)	(75)	(3,596)	(2,710.7)	41.4
Total noninterest income	2,980	1,842	2,011	61.8	48.2
Total noninterest expense	22,839	16,277	16,238	40.3	40.7
Income before income tax expense	14,909	7,271	7,714	105.0	93.3
Income tax expense	2,885	1,333	1,421	116.4	103.0
Net income	12,024	5,938	6,293	102.5	91.1
Preferred stock dividends declared	528	528	—	—	—
Net income available to common shareholders	$11,496	$5,410	$6,293	112.5	82.7

AVERAGE BALANCE SHEET DATA
Total assets	$3,910,392	$2,836,916	$2,725,800	37.8%	43.5%
Total interest-earning assets	3,684,527	2,683,658	2,590,740	37.3	42.2
Total loans	3,095,915	2,150,980	2,108,904	43.9	46.8
Total interest-bearing deposits	2,662,652	1,917,020	1,887,715	38.9	41.1
Total interest-bearing liabilities	2,836,647	2,060,430	2,023,808	37.7	40.2
Total deposits	3,296,288	2,370,480	2,317,795	39.1	42.2
Total common stockholders’ equity	384,774	271,241	247,565	41.9	55.4

PER COMMON SHARE DATA
Earnings:
Basic earnings per common share	$0.84	$0.55	$0.64	52.7%	31.3%
Diluted earnings per common share	0.77	0.51	0.63	51.0	22.2
Core earnings(1):
Core basic earnings per common share(1)	0.95	0.63	0.66	50.8	43.9
Core diluted earnings per common share(1)	0.87	0.58	0.65	50.0	33.8
Book value per common share	27.97	27.63	25.63	1.2	9.1
Tangible book value per common share(1)	22.72	23.42	21.40	(3.0)	6.2
Common shares outstanding	13,741,225	9,798,948	9,821,446	40.2	39.9
Weighted average common shares outstanding - basic	13,762,593	9,806,683	9,832,625	40.3	40.0
Weighted average common shares outstanding - diluted	15,553,534	11,554,939	9,960,940	34.6	56.1

PERFORMANCE RATIOS
Return on average assets	1.25%	0.83%	0.94%	50.6%	33.0%
Core return on average assets(1)	1.41	0.93	0.96	51.6	46.9
Return on average common equity	12.12	7.91	10.31	53.2	17.6
Core return on average common equity(1)	13.78	8.97	10.62	53.6	29.8
Net interest margin	3.59	3.20	2.87	12.2	25.1
Net interest income to average assets	3.39	3.03	2.73	11.9	24.2
Noninterest expense to average assets	2.37	2.28	2.42	3.9	(2.1)
Efficiency ratio(2)	64.08	69.34	79.77	(7.6)	(19.7)
Core efficiency ratio(1)	58.46	66.13	78.71	(11.6)	(25.7)
Dividend payout ratio	13.10	20.00	16.41	(34.5)	(20.2)
Net charge-offs (recoveries) to average loans	0.01	—	(0.16)	—	106.3

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expense divided by the sum of net interest income (before provision for credit losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	As of and for the three months ended
	3/31/2026	12/31/2025	3/31/2025	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.61%	0.45%	0.43%	35.6%	41.9%
Nonperforming loans to total loans	0.66	0.43	0.27	53.5	144.4
Allowance for credit losses to total loans	1.17	1.21	1.25	(3.3)	(6.4)
Allowance for credit losses to nonperforming loans	177.00	284.50	473.31	(37.8)	(62.6)

CAPITAL RATIOS
Investar Holding Corporation:
Total common equity to total assets	9.92%	9.56%	9.22%	3.8%	7.6%
Tangible common equity to tangible assets(1)	8.21	8.22	7.82	(0.2)	5.0
Tier 1 leverage capital	10.31	10.73	9.56	(3.9)	7.8
Common equity tier 1 capital(2)	11.46	11.18	11.16	2.5	2.7
Tier 1 capital(2)	13.04	12.85	11.57	1.5	12.7
Total capital(2)	14.75	14.66	13.46	0.6	9.6
Investar Bank:
Tier 1 leverage capital	10.47	10.85	10.03	(3.5)	4.4
Common equity tier 1 capital(2)	13.23	13.00	12.14	1.8	9.0
Tier 1 capital(2)	13.23	13.00	12.14	1.8	9.0
Total capital(2)	14.39	14.11	13.29	2.0	8.3

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for March 31, 2026.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2026	December 31, 2025	March 31, 2025
ASSETS
Cash and due from banks	$38,985	$26,606	$26,279
Interest-bearing balances due from other banks	40,626	14,899	17,243
Cash and cash equivalents	79,611	41,505	43,522

Available for sale securities at fair value (amortized cost of $459,710, $416,002 and $400,211, respectively)	412,557	370,614	345,728
Held to maturity securities at amortized cost (fair value of $50,789, $50,540 and $42,720, respectively)	48,044	48,199	42,268
Loans	3,067,816	2,175,973	2,106,631
Less: allowance for credit losses	(35,985)	(26,349)	(26,435)
Loans, net	3,031,831	2,149,624	2,080,196
Equity securities at fair value	3,484	3,354	2,517
Nonmarketable equity securities	21,373	17,021	14,297
Bank premises and equipment, net of accumulated depreciation of $24,551, $23,836 and $22,259, respectively	60,238	39,534	40,350
Other real estate owned, net	3,390	3,374	6,169
Accrued interest receivable	19,757	14,289	15,264
Deferred tax asset	15,850	14,050	15,646
Goodwill and other intangible assets, net	72,138	41,184	41,558
Bank owned life insurance	83,603	69,188	60,151
Other assets	23,239	21,112	22,236
Total assets	$3,875,115	$2,833,048	$2,729,902

LIABILITIES
Deposits
Noninterest-bearing	$640,129	$445,986	$436,735
Interest-bearing	2,592,684	1,904,263	1,910,622
Total deposits	3,232,813	2,350,249	2,347,357
Advances from Federal Home Loan Bank	136,032	116,000	60,000
Repurchase agreements	18,363	11,183	11,302
Subordinated debt, net of unamortized issuance costs	16,749	16,738	16,707
Junior subordinated debt	23,019	8,830	8,758
Accrued taxes and other liabilities	33,505	28,975	34,041
Total liabilities	3,460,481	2,531,975	2,478,165

STOCKHOLDERS’ EQUITY

Preferred stock, no par value per share; 5,000,000 shares authorized; 6.5% Series A Non-Cumulative Perpetual Convertible Preferred Stock; 32,500 shares ($1,000 liquidation preference) issued and outstanding at March 31, 2026 and December 31, 2025 and none issued and outstanding at March 31, 2025	30,353	30,353	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 13,741,225, 9,798,948 and 9,821,446 shares issued and outstanding, respectively	13,741	9,799	9,821
Surplus	247,156	146,133	146,598
Retained earnings	160,494	150,510	138,197
Accumulated other comprehensive loss	(37,110)	(35,722)	(42,879)
Total stockholders’ equity	414,634	301,073	251,737
Total liabilities and stockholders’ equity	$3,875,115	$2,833,048	$2,729,902

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	March 31, 2026	December 31, 2025	March 31, 2025
INTEREST INCOME
Interest and fees on loans	$47,954	$32,477	$30,552
Interest on investment securities
Taxable	3,372	3,204	2,679
Tax-exempt	741	718	671
Other interest income	1,137	729	532
Total interest income	53,204	37,128	34,434

INTEREST EXPENSE
Interest on deposits	18,710	14,046	14,640
Interest on borrowings	1,834	1,451	1,449
Total interest expense	20,544	15,497	16,089
Net interest income	32,660	21,631	18,345

Reversal of credit losses	(2,108)	(75)	(3,596)
Net interest income after reversal of credit losses	34,768	21,706	21,941

NONINTEREST INCOME
Service charges on deposit accounts	956	841	795
Gain on call or sale of investment securities, net	—	16	—
Loss on sale or disposition of fixed assets, net	—	—	(3)
Loss on sale of other real estate owned, net	(84)	(94)	—
Gain on sale of loans	26	—	—
Interchange fees	559	389	390
Income from bank owned life insurance	664	576	448
Change in the fair value of equity securities	130	84	(76)
Other operating income	729	30	457
Total noninterest income	2,980	1,842	2,011
Income before noninterest expense	37,748	23,548	23,952

NONINTEREST EXPENSE
Depreciation and amortization	1,344	678	721
Salaries and employee benefits	12,947	10,066	9,603
Occupancy	988	672	641
Data processing	1,214	814	897
Marketing	99	105	111
Professional fees	799	521	591
Acquisition expenses	1,728	449	159
Other operating expenses	3,720	2,972	3,515
Total noninterest expense	22,839	16,277	16,238
Income before income tax expense	14,909	7,271	7,714
Income tax expense	2,885	1,333	1,421
Net income	12,024	5,938	6,293
Preferred stock dividends declared	528	528	—
Net income available to common shareholders	$11,496	$5,410	$6,293

EARNINGS PER COMMON SHARE
Basic earnings per common share	$0.84	$0.55	$0.64
Diluted earnings per common share	0.77	0.51	0.63
Cash dividends declared per common share	0.11	0.11	0.105

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2026			December 31, 2025			March 31, 2025
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$3,095,915	$47,954	6.28%	$2,150,980	$32,477	5.99%	$2,108,904	$30,552	5.88%
Securities:
Taxable	428,523	3,372	3.19	412,959	3,204	3.08	387,538	2,679	2.80
Tax-exempt	56,639	741	5.31	54,667	718	5.21	50,761	671	5.36
Interest-bearing balances with banks	103,450	1,137	4.46	65,052	729	4.44	43,537	532	4.95
Total interest-earning assets	3,684,527	53,204	5.86	2,683,658	37,128	5.49	2,590,740	34,434	5.39
Cash and due from banks	32,966			28,990			26,126
Intangible assets	77,480			41,246			41,630
Other assets	153,315			109,445			93,989
Allowance for credit losses	(37,896)			(26,423)			(26,685)
Total assets	$3,910,392			$2,836,916			$2,725,800

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$1,289,503	$7,671	2.41%	$873,065	$4,912	2.23%	$771,623	$4,079	2.14%
Brokered demand deposits	—	—	—	369	3	3.68	8,512	94	4.46
Savings deposits	165,576	361	0.88	136,712	366	1.06	134,142	351	1.06
Brokered time deposits	152,288	1,507	4.01	199,823	2,109	4.19	252,276	3,033	4.88
Time deposits	1,055,285	9,171	3.52	707,051	6,656	3.73	721,162	7,083	3.98
Total interest-bearing deposits	2,662,652	18,710	2.85	1,917,020	14,046	2.91	1,887,715	14,640	3.15
Short-term borrowings	49,501	367	3.01	48,941	372	3.01	50,641	445	3.56
Long-term debt	124,494	1,467	4.78	94,469	1,079	4.53	85,452	1,004	4.77
Total interest-bearing liabilities	2,836,647	20,544	2.94	2,060,430	15,497	2.98	2,023,808	16,089	3.22
Noninterest-bearing deposits	633,636			453,460			430,080
Other liabilities	24,982			21,432			24,347
Stockholders’ equity	415,127			301,594			247,565
Total liability and stockholders’ equity	$3,910,392			$2,836,916			$2,725,800
Net interest income/net interest margin		$32,660	3.59%		$21,631	3.20%		$18,345	2.87%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR INTEREST RECOVERIES AND ACCRETION
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2026			December 31, 2025			March 31, 2025
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$3,095,915	$47,954	6.28%	$2,150,980	$32,477	5.99%	$2,108,904	$30,552	5.88%
Adjustments:
Interest recoveries		7			1			50
Accretion		2,848			6			9
Adjusted loans	3,095,915	45,099	5.91	2,150,980	32,470	5.99	2,108,904	30,493	5.86
Securities:
Taxable	428,523	3,372	3.19	412,959	3,204	3.08	387,538	2,679	2.80
Tax-exempt	56,639	741	5.31	54,667	718	5.21	50,761	671	5.36
Interest-bearing balances with banks	103,450	1,137	4.46	65,052	729	4.44	43,537	532	4.95
Adjusted interest-earning assets	3,684,527	50,349	5.54	2,683,658	37,121	5.49	2,590,740	34,375	5.38

Total interest-bearing liabilities	2,836,647	20,544	2.94	2,060,430	15,497	2.98	2,023,808	16,089	3.22

Adjusted net interest income/adjusted net interest margin		$29,805	3.28%		$21,624	3.20%		$18,286	2.86%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2026	December 31, 2025	March 31, 2025
Tangible common equity
Total stockholders’ equity	$414,634	$301,073	$251,737
Less: preferred stock	30,353	30,353	—
Total common equity	384,281	270,720	251,737
Adjustments:
Goodwill	58,090	40,088	40,088
Core deposit intangible	13,948	996	1,370
Trademark intangible	100	100	100
Tangible common equity	$312,143	$229,536	$210,179

Tangible assets
Total assets	$3,875,115	$2,833,048	$2,729,902
Adjustments:
Goodwill	58,090	40,088	40,088
Core deposit intangible	13,948	996	1,370
Trademark intangible	100	100	100
Tangible assets	$3,802,977	$2,791,864	$2,688,344

Common shares outstanding	13,741,225	9,798,948	9,821,446
Tangible common equity to tangible assets	8.21%	8.22%	7.82%
Book value per common share	$27.97	$27.63	$25.63
Tangible book value per common share	22.72	23.42	21.40

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		For the three months ended
		3/31/2026	12/31/2025	3/31/2025(1)
Net interest income	(a)	$32,660	$21,631	$18,345
Reversal of credit losses(2)		(2,108)	(75)	(3,596)
Net interest income after reversal of credit losses(2)		34,768	21,706	21,941

Total noninterest income	(b)	2,980	1,842	2,011
Gain on call or sale of investment securities, net		—	(16)	—
Loss on sale or disposition of fixed assets, net		—	—	3
Loss on sale of other real estate owned, net		84	94	—
Gain on sale of loans		(26)	—	—
Change in the fair value of equity securities		(130)	(84)	76
Change in the net asset value of other investments(3)		(17)	389	(6)
Core noninterest income	(d)	2,891	2,225	2,084

Core earnings before noninterest expense(2)		37,659	23,931	24,025

Total noninterest expense	(c)	22,839	16,277	16,238
Severance(4)		(327)	(52)	—
Acquisition expense		(1,728)	(449)	(159)
Core noninterest expense(2)	(f)	20,784	15,776	16,079

Core earnings before income tax expense(2)		16,875	8,155	7,946
Core income tax expense(5)		3,274	1,492	1,462
Core earnings(2)		13,601	6,663	6,484
Preferred stock dividends declared		528	528	—
Core earnings available to common shareholders(2)		$13,073	$6,135	$6,484

Core basic earnings per common share(2)		$0.95	$0.63	$0.66

Diluted earnings per common share (GAAP)		$0.77	$0.51	$0.63
Gain on call or sale of investment securities, net		—	—	—
Loss on sale or disposition of fixed assets, net		—	—	—
Loss on sale of other real estate owned, net		—	0.01	—
Gain on sale of loans		—	—	—
Change in the fair value of equity securities		(0.01)	(0.01)	0.01
Change in the net asset value of other investments(3)		—	0.03	—
Severance(4)		0.02	0.01	—
Acquisition expense		0.09	0.03	0.01
Core diluted earnings per common share(2)		$0.87	$0.58	$0.65

Efficiency ratio	(c) / (a+b)	64.08%	69.34%	79.77%
Core efficiency ratio(2)	(f) / (a+d)	58.46	66.13	78.71
Core return on average assets(2)(6)		1.41	0.93	0.96
Core return on average common equity(2)(7)		13.78	8.97	10.62
Total average assets		$3,910,392	$2,836,916	$2,725,800
Total average common stockholders’ equity		384,774	271,241	247,565

(1)	All core results and core metrics for the quarter ended March 31, 2025 exclude $0.2 million of acquisition expense incurred during that quarter related to the WFB transaction. Those expenses were included in other operating expenses in the first quarter 2025 disclosures.
(2)	Reversal of credit losses, net interest income after reversal of credit losses, core earnings before noninterest expense, core noninterest expense, core earnings before income tax expense, core earnings and core earnings available to common shareholders include a $3.3 million recovery of loans previously charged off due to a property insurance settlement related to a loan relationship that became impaired in the third quarter of 2021 as a result of Hurricane Ida and $0.2 million in related noninterest expense recorded during the quarter ended March 31, 2025. Excluding the $3.1 million favorable impact on pre-tax net income, core basic earnings per share, core diluted earnings per share, core efficiency ratio, core return on average assets, and core return on average equity were $0.40, $0.40, 77.75%, 0.59%, and 6.46%, respectively, for the quarter ended March 31, 2025.
(3)

Change in net asset value of other investments represents unrealized gains or losses on Investar’s investments in Small Business Investment Companies and other investment funds included in other operating income in the accompanying consolidated statements of income.

(4)	Severance is included in salaries and employee benefits in the accompanying consolidated statements of income.
(5)	Core income tax expense is calculated using the effective tax rates of 19.4%, 18.3% and 18.4% for the quarters ended March 31, 2026, December 31, 2025 and March 31, 2025, respectively.
(6)	Core earnings used in calculation. No adjustments were made to total average assets.
(7)	Core earnings available to common shareholders used in calculation. No adjustments were made to total average common stockholders’ equity.